ORTEC COMPLETES MERGER WITH HAPTO BIOTECH

NEW YORK, NY – (PR Newswire) – April 17, 2006 – Ortec International, Inc. (OTCBB:ORTN), a company focused on development and commercialization of tissue-engineered therapeutic products, today announced that all the requirements necessary to effectuate the merger of Hapto Biotech, Inc. (HAPTO) with Ortec and allow for the release of the proceeds of its recently completed $6.1 million financing from escrow have been completed.

“This merger and our recent financing are significant milestones for Ortec. Completing this merger with Hapto provides Ortec with two advanced biomaterial technologies which together with our lead product, OrCel®, provide Ortec with the potential to have multiple products addressing multibillion dollar markets in chronic wounds, acellular cosmetic tissue augmentation, tissue regeneration, and stem cell therapy. Leveraging these technologies and the expertise we have developed during the past 15 years in cell technology and biomaterials will provide us with the tools to develop innovative products to advance regenerative medicine,” stated Ron Lipstein, Vice Chairman and Chief Executive Officer of Ortec.

Under the terms of the merger, Hapto shareholders will receive 30,860,000 of Ortec’s common shares and an additional three million warrants to purchase Ortec’s common shares at $0.30. These common shares and warrants will be subject to a selling restriction for twelve months.

Andreas Vogler, Chairman of Hapto and Partner of BioMedical Innovations Ltd., representing the controlling shareholders of Hapto, added, “This merger is an important step for Hapto enabling us to transform outstanding technology into products.”

About Ortec International, Inc.

Ortec International, Inc. (ORTN) is a tissue-engineering company involved in the commercialization of a proprietary and patented technology to stimulate the repair and regeneration of human tissue. Ortec’s current focus is the application of OrCel® (Bilayered Cellular Matrix) to heal chronic and acute wounds. OrCel® is composed of a collagen sponge seeded with allogeneic epidermal and dermal cells. These cells secrete growth factors and cytokines normally found in acute human wounds and are believed to have a beneficial role in promoting tissue repair. In addition to having received FDA approvals for the treatment of Epidermolysis Bullosa and donor sites in burn patients, a pivotal clinical trial has been completed for venous ulcers, and a PMA has been filed. Ortec is currently near completion of patient enrollment in a confirmatory trial as a clinical supplement to its PMA filing. In addition, the FDA has granted Ortec approval to initiate a pivotal trial for diabetic foot ulcers. Ortec believes that its platform technology may extend to the regeneration of other human tissue such as tendons, ligaments, cartilage, bone, muscle and blood vessels. For more information, visit Ortec’s website at http://www.ortecinternational.com.

About Hapto Biotech

Hapto Biotech Inc, a privately held Delaware Incorporated company and its wholly owned subsidiary, Hapto Biotech (Israel) LTD, was established in 2000 by Hadasit Medical Research Services and Development Ltd., the commercial subsidiary of the Hadassah Medical Organization, which is located in Jerusalem, Israel. Hapto is focused on the development of two proprietary fibrin derived platform technologies: Fibrin Micro Beads (FMB’s) and Haptides™. FMB’s have demonstrated the ability to efficiently recover stem cells from mixed cell populations as well as allow for their growth proliferation and potential reimplantation into the patient. Haptides™ utilize proprietary synthetic peptides that mimic the mechanism of cell attachment to fibrin. These haptotactic peptides are used to enhance cell attraction and binding providing additional solutions in fields such as wound healing and skin regeneration, orthopedics, cell immunotherapy and potentially, drug delivery.

This news release may contain "forward-looking statements" for the purposes of the United States Securities and Exchange Commission's "safe harbor" provisions under the Private Securities Litigation Reform Act of 1995 and Rule 3B-6 under The Exchange Act. Without limitation, statements regarding expected FDA approvals, clinical trial results, product performance, expectations with respect to sales, gross margins, research and development expenditures, earnings per share, capital expenditures, collaborations, or other expansion opportunities would be “forward-looking statements.” These statements may be identified by words such as "expects", "anticipates", "intends", "estimates", "believes" or similar expressions in connection with any discussion of future financial and operating performance. The forward-looking statements contained herein involve risks and uncertainties that may cause results to differ materially from the Company's expectations including but not limited to, global economic trends, competitive pricing or product developments, government legislation and/or regulations, technology, manufacturing, legal and patent issues, suppliers, capital availability, personnel changes, cancellation or delays in renewal of contracts, and lack of suitable raw materials or packaging materials. Investors are cautioned to review risk factors in the Company's filings with the United States Securities and Exchange Commission.

FOR MORE INFORMATION, PLEASE CONTACT

Elite Financial Communications Group, LLC

Dodi Handy, 407-585-1080 or via email at ortn@efcg.net